Camber Energy, Inc. 8-K

Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

CAMBER ENERGY COMPLETES PERMIAN BASIN ACQUISITION

3,630 net mineral acres targeting the horizontal San Andres

HOUSTON, TEXAS –February 7, 2017 – Camber Energy, Inc. (NYSE MKT: CEI) (“Camber Energy” or the “Company”), an independent oil and gas company with operations in Texas and Oklahoma, announced today that it has completed the previously-announced acquisition of a leasehold position in the Permian Basin in Texas.

In December 2016, Camber Energy formed an area of mutual interest (“AMI”) with a privately-held, Houston, Texas-based oil and gas holding company (“the Partner”) in the Central Basin Platform of the Permian Basin, targeting approximately twenty thousand (20,000) net mineral acres for acquisition. The initial leasehold is comprised of 16,322 gross, or 3,630 net, mineral acres. With this transaction, Camber now owns a 90% working interest in the properties and the ability to access to the Partner’s regional, technical database, including its core sample and log libraries. The Company paid $1.43 million for the initial leasehold and will have operation control of the properties.

Upon completion of its due diligence and proof of concept, the Company selected this transaction to open a new core area targeting the San Andres formation. The San Andres is found at relatively shallow depths, averaging 4,800 feet, and has produced approximately 6 billion barrels of oil, of which two billion barrels have been produced from the Central Basin Platform. Since the first horizontal well was drilled in the Residual Oil Zone of the San Andres in 2014, over 100 wells have been drilled to date.

The San Andres has similar attributes to the Company’s de-watering Hunton play in Oklahoma, and a recent technical article regarding the de-watering and de-pressuring of relatively high water saturated carbonates outlines this concept (please refer to https://www.spe.org/en/jpt/jpt-article-detail/?art=2617.) This process, pioneered by our Chairman, Richard N. Azar, while at Altex Resources, is used to produce large quantities of oil and gas from the Hunton formation, and is now being applied to the horizontal San Andres in the Permian Basin’s Central Basin Platform.

“We are pleased to have finalized this transaction for our Company, which solidifies our entry into the prolific Permian Basin in a way that is technically consistent with our internal competencies,” said Anthony C. Schnur, Chief Executive Officer of Camber Energy. “We believe that we have certain advantages in initiating a development program in the San Andres, and the Company plans to apply its 20-plus year knowledge of the Hunton development and evolutionary production techniques to the San Andres formation where we expect to grow our leasehold position. We have already identified multiple locations on which to expand our leasehold position beyond this initial commitment, and we plan to commence a six-well drilling program in late 2017 should our leasing efforts stay on track. This transaction positions Camber Energy for a high-growth trajectory, following the prolonged industry downturn. We remain committed to building shareholder value through field re-development, exploitation, drilling and strategic asset acquisitions.”

To learn more about the Company and our strategy please visit our website where we have posted an updated Investor Presentation.

About Camber Energy, Inc.

Based in Houston, Texas, Camber Energy (NYSE MKT: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil and natural gas in the Austin Chalk and Eagle Ford formations in south Texas, the Permian Basin in west Texas, and the Hunton formation in central Oklahoma. For more information, please visit www.camber.energy.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinions, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “will,” “expect,” “anticipate,” “estimate,” “hope,” “plan,” “believe,” “predict,” “envision,” “if,” “intend,” “would,” “probable,” “project,” “forecasts,” “outlook,” “aim,” “might,” “likely” “positioned,” “strategy,” “continue,” “potential,” “ensure,” “should,” “confident,” “could” and similar words and expressions, and the negative thereof, and certain of the other foregoing statements may be deemed forward-looking statements. Although Camber Energy believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release, including our ability to integrate and realize the benefits expected from the Segundo acquisition and future acquisitions that we may complete; the availability of funding and the terms of such funding; our growth strategies; anticipated trends in our business; our ability to repay outstanding loans and satisfy our outstanding liabilities; our liquidity and ability to finance our exploration, acquisition and development strategies; market conditions in the oil and gas industry; the timing, cost and procedure for future acquisitions; the impact of government regulation; estimates regarding future net revenues from oil and natural gas reserves and the present value thereof; legal proceedings and/or the outcome of and/or negative perceptions associated therewith; planned capital expenditures (including the amount and nature thereof); increases in oil and gas production; changes in the market price of oil and gas; changes in the number of drilling rigs available; the number of wells we anticipate drilling in the future; estimates, plans and projections relating to acquired properties; the number of potential drilling locations; our financial position, business strategy and other plans and objectives for future operations; and other risks described in Camber Energy’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available on its website or at http://www.sec.gov.

Contacts:

Carol Coale / Ken Dennard

Dennard ▪ Lascar Associates LLC

(713) 529-6600

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